Exhibit 99.22

THIS NOTICE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt about any aspect of this Notice, you should consult a licensed securities dealer, bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or otherwise transferred all your shares in ERA Mining Machinery Limited, you should immediately hand this Notice to the purchaser(s) or transferee(s) or to the bank, a licensed securities dealer or other agent through whom the sale or transfer was effected for transmission to the purchaser(s) or transferee(s).

Caterpillar (Luxembourg) Investment Co. S.A.

(Incorporated and registered with limited liability in Luxembourg)

NOTICE OF COMPULSORY ACQUISITION OF THE SHARES OF
ERA MINING MACHINERY LIMITED

(Section 88(1) of the Companies Law (Cap. 22 (Law 3 of 1961)
as consolidated and revised) of the Cayman Islands

(“Companies Law”))

Following
a voluntary conditional offer
by Citigroup Global Markets Asia Limited
for and on behalf of
Caterpillar (Luxembourg) Investment Co. S.A.

(“Offeror”),
to acquire all the issued shares of HK$0.01 each in the share capital of
ERA Mining Machinery Limited
(“Company”)
and for the cancellation of all outstanding share options of the Company

INTRODUCTION

On 10 November 2011, the Offeror, Caterpillar Inc., and the Company jointly announced that the Offeror would, subject to the satisfaction of the Pre-Condition, make a voluntary conditional offer to acquire all the issued shares of HK$0.01 each (“Shares”) in the capital of the Company, and to cancel all outstanding options of the Company.

The directors of both the Offeror and ERA subsequently jointly announced on 17 April 2012 that the Pre-Condition had been satisfied on that date.

On 30 April 2012, the Offeror issued an offer document (“Offer Document”) and a voluntary conditional offer was made by Citigroup Global Markets Asia Limited on behalf of the Offeror to acquire the Shares for a consideration which comprised the Cash Alternative and the Loan Note Alternative (“Share Offer”).

At 4.00 p.m. on 4 June 2012, the Offeror had received, pursuant to the Share Offer, valid acceptances in respect of 5,625,377,772 Shares which represent approximately 98.89% of the Shares.

Terms used in this Notice have the same meaning as those used in the Offer Document unless they are otherwise defined in this Notice.

NOTICE OF COMPULSORY ACQUISITION

Pursuant to the provisions of Section 88(1) of the Companies Law, the Offeror, being the registered holder of not less than ninety per cent of the Shares, hereby gives you notice:

(a)                                  that the Offeror intends to acquire the remaining Shares registered in your name at the date of this Notice;

(b)                                 that unless an application is made to the Grand Court (the “Court”) of the Cayman Islands by you (or another Shareholder) within one month of this Notice and the Court thinks fit to order otherwise, the Offeror will be entitled and bound to acquire your Shares on Wednesday, 3 October 2012 (“Completion Date”);

(c)                                  You are entitled to elect to receive the Cash Alternative in respect of some of your Shares and the Loan Note Alternative in respect of the remainder of your Shares, or to elect to receive either the Cash Alternative or the Loan Note Alternative in respect of all of your Shares;

(d)                                 If you do not make an election in the required manner within 10 Business Days of this Notice (that is to say on or before Thursday, 13 September 2012) as to how you wish to receive the consideration from the Offeror for your Shares you will be deemed to have elected to receive the Cash Alternative in respect of all of your Shares; and

(e)                                  The Shares will be acquired at the Completion Date free from all liens, claims, charges, pledges, encumbrances, rights of preemption and any other third party rights of any nature and together with all rights attached thereto including the right to all dividends, rights and other distributions (if any) declared, made or paid thereon after the Completion Date.

Section 88 of the Companies Law is set out in the Appendix to this Notice.

Dissentient shareholders should consult a solicitor or other professional adviser qualified to advise on the law of the Cayman Islands if they wish to exercise their rights under Section 88 of the Companies Law.

Procedure for transfer and settlement

If you wish to voluntarily transfer your Shares to the Offeror for the Cash Alternative or the Loan Note Alternative, you must complete and sign the enclosed Form of Request and instrument of transfer and return them together with the share certificate(s) for your Shares and/or transfer receipt(s) and/or any other documents of title (and/or an indemnity or indemnities required in respect thereof) for all your Shares to the Registrar, Boardroom Share Registrars (HK) Limited at 12/F, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong, by post or by hand in an envelope marked “ERA Mining Machinery Limited, Compulsory Acquisition” as soon as possible but in any event, before 4.00 p.m. on Friday, 28 September 2012. If you do not complete and return the Form of Request by this date, there will be a delay in the payment of the Cash Alternative to you as the Offeror will then be required to pay the Cash Alternative to the Company rather than directly to you. Under the Companies Law, the Company is required to pay the Cash Alternative into a separate bank account and hold it on trust for you. The Cash Alternative will be held in the account until the earlier of: (i) a claim being made and the relevant share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or a satisfactory indemnity or indemnities required in respect thereof) having been provided to the Company’s satisfaction; and (ii) the expiry of six years from the Completion Date.

Unless indicated otherwise by you on the Form of Request, the Offeror will send all cheques in satisfaction of the Cash Alternative by post in pre-paid envelopes addressed to ERA Shareholders at their respective addresses which appear in the register of members of the Company at 9.00 a.m. on the Completion Date or, in the case of joint holders, at the address appearing in the register of members of the joint holder whose name stands first in the register of members in respect of the relevant joint holding.

Sellers’ ad valorem stamp duty arising in connection with the transfer of your Shares to the Offeror will be payable by you at the rate of HK$1 for every HK$1,000 or part thereof of the Cash Alternative and will be deducted from the amount of the Cash Alternative due to you. If you do not sign and return the accompanying instrument of transfer the Offeror will sign an instrument of transfer on your behalf for the purposes of stamping the document and paying stamp duty. You will not receive the Cash Alternative or the Loan Note Alternative until the relevant share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or a satisfactory indemnity or indemnities required in respect thereof) have been provided to our satisfaction.

If you are unable to produce the certificate(s) for your Shares, please complete the relevant section in the Form of Request, sign the Form of Request and return it to the Registrar, requesting a form of indemnity, statutory declaration and other relevant information (including fees payable) to be sent to you for completion and return.

No acknowledgement of receipt of any Form(s) of Request, instruments of transfer, share certificate(s), transfer receipt(s) or other document(s) of title (or any indemnity or indemnities in respect thereof) will be given.

Personal Information Collection Statement

This personal information collection statement informs you of the policies and practices of the Offeror and the Registrar in relation to the collection, holding and use of your personal data under the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “Ordinance”).

By signing the accompanying Form of Request, you agree to the policies and practices of the Offeror and the Registrar in relation to the collection, holding and use of your personal data under the Ordinance.

(i)                                    Reasons for the collection of your personal data

To enable you to receive the Cash Alternative and/or the Loan Note Alternative payable to you as a result of the Offeror acquiring your Shares pursuant to Section 88 of the Companies Law (or otherwise) you must provide the personal data as requested. Failure to supply the requested data may result in the process being delayed.

(ii)                                Purposes

The personal data which you provide may be used, held and/or stored (by whatever means) for the following purposes:

•                                          processing and verification of compliance with the terms and procedures set out in the Form of Request;

•                                          registering transfers of the Shares out of your name;

•                                          maintaining or updating the relevant register of members containing details of the holders of the Shares;

•                                          conducting or assisting to conduct signature verifications, and any other verification or exchange of information;

•                                          distributing communications from the Offeror and/or their respective subsidiaries or agents such as financial adviser, receiving agents and the Registrar;

•                                          compiling statistical code information and shareholder profiles;

•                                          making disclosures as required by laws, rules or regulations (whether statutory or otherwise);

•                                          any other purpose in connection with the business of the Offeror or the Registrar; and

•                                          any other incidental or associated purposes relating to the above.

(iii)                            Transfer of personal data

The personal data provided in this form will be kept confidential but the Offeror and the Registrar may, to the extent necessary for achieving any of the above purposes, make such enquiries as they consider necessary to confirm the accuracy of the personal data and, in particular, they may disclose, obtain, transfer (whether within or outside Hong Kong) such personal data to, from or with any and all of the following persons and entities:

•                                          the Offeror, their respective subsidiaries and/or agent(s), such as financial advisers, receiving agents and the Registrar;

•                                          any agents, contractors or third parties service providers who offer administrative, telecommunications, computer, payment or other services to the Registrar in connection with the operation of its business;

•                                         any regulatory or governmental bodies;

•                                          any other persons or institutions with which you have or propose to have dealings, such as your bankers, solicitors, accountants or licensed securities dealers or institutions; and

•                                          any other persons or institutions whom the Offeror or the Registrar considers to be necessary or desirable in the circumstances.

(iv)                              Access and correction of personal data

The Ordinance provides you with rights to ascertain whether the Offeror or the Registrar hold your personal data, to obtain a copy of that data, and to correct any data that is incorrect. In accordance with the Ordinance, the Offeror and the Registrar have the right to charge a reasonable fee for the processing of any data access request. All requests for access to data or correction of data or for information regarding policies and practices and the kinds of data held should be addressed to the Group Data Protection Officer of the Offeror, at ERA Holdings, 9/F Shun Ho Tower, 24-30 Ice House Street, Central, Hong Kong or the Privacy Compliance Officer of the Registrar, Boardroom Share Registrars (HK) Limited at 12/F, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong (as the case may be).

By Order of the Board

For and on behalf of
Caterpillar (Luxembourg) Investment Co. S.A.
Dated: 30 August 2012

Francois OGGIER
Director

The directors of Caterpillar (Luxembourg) Investment Co. S.A. jointly and severally accept full responsibility for the accuracy of the information contained in this Notice and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this Notice have been arrived at after due and careful consideration and there are no other facts not contained in this Notice the omission of which would make any statements in this Notice misleading.

Notice to US holders of Shares:

The Share Offer has been made for the securities of a Cayman company. Information distributed in connection with the compulsory acquisition related to the Share Offer is subject to Hong Kong disclosure requirements, which are different from those of the United States. Other than the financial information of the Caterpillar Group, which has been prepared in accordance with US GAAP, the financial information included in the Composite Document relating to the Share Offer has been prepared in accordance with accounting principles of Hong Kong Financial Reporting Standards and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for US holders of Shares to enforce their rights and claims arising out of the US federal securities laws, since the Offeror and ERA are located in a country other than the United States, and some or all of their officers and directors may be residents of a country other than the United States. US holders of Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

The Loan Notes and the related guarantee have not been, and absent the filing of a registration statement or the availability of an applicable exemption from registration or other waiver, will not be, offered, sold or delivered, directly or indirectly into any jurisdiction where to do so would constitute a violation thereof or a violation of any other relevant laws of such jurisdiction.

In accordance with normal Hong Kong practice and pursuant to Rule 14e-5(b) of the US Exchange Act, the Offeror or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Shares outside of the United States, other than pursuant to the compulsory acquisition, before or during the period in which the Loan Note Alternative remains open for election. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be reported to the SFC and will be available on the SFC website at http://www.sfc.hk/.

Notes:–

I.                                         All communications, notices, forms of transfer, share certificates, transfer receipts, other documents of title and remittances to be delivered by or sent to Shareholders will be delivered by or sent to Shareholders or their designated agents at their own risk and neither the Offeror nor the Registrar accepts any liability for any loss which may arise as a result.

II.                                     All requests, instructions, authorities and undertakings shall be irrevocable.

III.                                 This Notice and all transfers of Shares pursuant thereto is/are governed by the laws of the Cayman Islands.

APPENDIX

SECTION 88 OF THE COMPANIES LAW (2011 REVISION)

OF THE CAYMAN ISLANDS

POWER TO ACQUIRE SHARES OF DISSENTIENT SHAREHOLDERS

88.(1)                Where a scheme or contract involving the transfer of shares or any class of shares in a company (in this section referred to as “the transferor company”) to another company, whether a company within the meaning of this Law or not (in this section referred to as “the transferee company”) has, within four months after the making of the offer in that behalf by the transferee company, been approved by the holders of not less than ninety per cent in value of the shares affected, the transferee company may, at any time within two months after the expiration of the said four months, give notice in the prescribed manner to any dissenting shareholder that it desires to acquire his shares, and where such notice is given the transferee company shall, unless on an application made by the dissenting shareholder within one month from the date on which the notice was given, the Court thinks fit to order otherwise, be entitled and bound to acquire those shares on the terms on which under the scheme or contract the shares of the approving shareholders are to be transferred to the transferee company.

(2)                                 Where a notice has been given by the transferee company under this section and the Court has not, on an application made by the dissenting shareholder, ordered to the contrary, the transferee company shall, on the expiration of one month from the date on which the notice has been given or, if an application to the Court by the dissenting shareholder is then pending, after that application has been disposed of, transmit a copy of the notice to the transferor company and pay or transfer to the transferor company the amount or other consideration representing the price payable by the transferee company for the shares which by virtue of this section that company is entitled to acquire, and the transferor company shall thereupon register the transferee company as the holder of those shares.

(3)                                 Any sums received by the transferor company under this section shall be paid into a separate bank account, and any such sums and any other consideration so received shall be held by that company on trust for the several persons entitled to the shares in respect of which the said sum or other consideration were respectively received.

(4)                                 In this section–

“dissenting shareholder” includes a shareholder who has not assented to the scheme or contract and any shareholder who has failed or refused to transfer his shares to the transferee company, in accordance with the scheme or contract.

Note: “Court” is defined to mean the Grand Court of the Cayman Islands by section 2(1) of the Companies Law

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt about any aspect of this Notice, you should consult a licensed securities dealer or other registered dealer in securities, bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or otherwise transferred all your shares in ERA Mining Machinery Limited, you should immediately hand this Document to the purchaser(s) or transferee(s) or to the bank, a licensed securities dealer or other agent through whom the sale or transfer was effected for transmission to the purchaser(s) or transferee(s).

FORM OF REQUEST

To:	Caterpillar (Luxembourg) Investment Co. S.A.
c/o Caterpillar (HK) Limited
3601-3605 Two Exchange Square
8 Connaught Place, Central
Hong Kong

COMPULSORY ACQUISITION OF THE SHARES OF

ERA MINING MACHINERY LIMITED

All words and expressions defined or referred to in the notice of compulsory acquisition accompanying this Form of Request shall, unless the context otherwise requires, have the same meanings when used in this Form of Request.

How to complete this Form of Request

(1)                    If you wish to voluntarily transfer your Shares, you should complete and sign this Form of Request and then forward this form by post or by hand, marked “ERA Mining Machinery Limited, Compulsory Acquisition” on the envelope, to the Registrar, Boardroom Share Registrars (HK) Limited at 12/F, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong.

(2)                    If you wish to receive the Loan Note Alternative for some or all of your Shares you must complete and return this Form of Request to the Registrar on or before Thursday, 13 September 2012. If you do not do so you will receive the Cash Alternative for all your Shares.

1

(3)                    You must complete and return this Form of Request as soon as possible but in any event on or before 4.00 p.m. (Hong Kong time) on Friday, 28 September 2012. If you do not complete and return this Form of Request by this date there will be a delay in the payment of the Cash Alternative to you as the Offeror will then be required to pay the Cash Alternative to the Company rather than directly to you. Under the Companies Law the Company is required to pay the Cash Alternative into a separate bank account and hold it on trust for you. The Cash Alternative will be held in the account until the earlier of: (i) a claim being made and the relevant share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or a satisfactory indemnity or indemnities required in respect thereof) having been provided to the Company’s satisfaction; and (ii) the expiry of six years from the Completion Date.

(4)                    Please complete the instrument of transfer and, if necessary, the section on missing share certificate(s), below.

(5)                    Please insert your name and address to which the Cash Alternative or the Loan Note Alternative should be sent, if you do NOT wish the Cash Alternative or the Loan Note Alternative to be sent to you at the address which appears in the register of members of the Company:

Name:

Address:

2

REQUEST

I/We have:

Yes
(Tick Box)

(a)	enclosed share certificate(s) for my/our Shares	☐
(b)	enclosed any other documents of title	☐
(c)	completed the instrument of transfer below	☐
(d)	requested a Form of Indemnity and Statutory Declaration	☐

I/We agree to the transfer of my/our Shares to Caterpillar (Luxembourg) Investment Co. S.A. in return for payment as follows:–

(i)	the Cash Alternative in relation to all my Shares; or	☐
(ii)	the Loan Note Alternative in relation to all my Shares; or	☐
(iii)	the Cash Alternative and Loan Note Alternative	☐

Cash Alternative in relation to                                                                                                                    (insert number) Shares; and Loan Note Alternative in relation to                                                                                                                    (insert number) Shares.

I/We agree to the policies and practices of the Offeror and the Registrar in relation to the collection, holding and use of my/our personal data under the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong).

Signature of Shareholder
Name:
Date:

3

INSTRUMENT OF TRANSFER

I/We,                                                                                                                                                                  of                                                                                                                                          in consideration of the payment of the Cash Alternative (HK$0.88 for each Share) for                                                                                                                                        (insert number) Shares and the Loan Note Alternative (HK$1.00 Loan Note for each Share) for                                                                                                                 (insert number) Shares paid to me/us by Caterpillar (Luxembourg) Investment Co. S.A. (“Transferee”) of 4A rue Henri M. Schnadt, L-2530 Luxembourg

Hereby transfer to the Transferee the                                                                                                              Share(s)

standing in my/our name in the register of:–

ERA Mining Machinery Limited

to hold unto the Transferee subject to the articles of association of ERA Mining Machinery Limited.

Witness our hands the                    day of                            2012 [Note: Please do not date]

Witness to the signature(s) of the Transferor –)
)
)
Witness’s name and address:	)
)
)
	)	Signature of Transferor
)
)

DO NOT COMPLETE THIS PART

Witness to the signature(s) of Caterpillar	)
(Luxembourg) Investment Co. S.A. –)
)
Witness’s name and address:	)
)
)
)
)
	)	Signature of Caterpillar (Luxembourg)
	)	Investment Co. S.A.

MISSING CERTIFICATES

I/We hereby confirm that the share certificate(s) relating to the Shares registered in my/our name(s) has/have been lost, mislaid or accidentally destroyed.

Please send me/us your Form of Indemnity, Statutory Declaration and other relevant information (including applicable fees).

Signature of Shareholder
Name:
Date: